Exhibit 10.31

Third Amended and Restated Loan Agreement

This is an agreement dated as of February 27, 2004 between Viisage Technology, Inc., a Delaware corporation (“Borrower”), and Commerce Bank & Trust Company, a Massachusetts trust company (“Lender”).

1. Circumstances of the agreement. Borrower and Lender enter into this agreement in the following circumstances.

A. Borrower is in the business of developing and implementing digital identification systems and biometric identification technology. Among Borrower’s customers are (1) state governments and state government agencies which use Borrower’s systems to produce drivers’ licenses and other identification cards, (2) third parties which enter into contracts with state governments or state government agencies and then engage Borrower by subcontract to provide identification systems, and (3) third parties which engage Borrower to provide identification systems in commercial applications.

B. As of June 15, 2000, Borrower and Lender entered into a Loan Agreement (“Original Loan Agreement”) pursuant to which Lender established for Borrower a revolving credit facility in the maximum principal amount of $4,000,000 (“Revolver”).

C. Shortly after the date of the Original Loan Agreement, the Department of Transportation of the Commonwealth of Pennsylvania (“Pennsylvania”) awarded Borrower a contract designated as Contract No. 359-820, dated June 19, 2000 (“Pennsylvania Contract”), which obliged Borrower to furnish a digital imaging system to be used to produce drivers’ licenses (“Pennsylvania System”).

D. Borrower requested that Lender finance Borrower’s performance of the Pennsylvania Contract. Lender approved the request. The parties then replaced the Original Loan Agreement with an Amended and Restated Loan Agreement dated February 7, 2001 (“First Restated Loan Agreement”), in which Lender (1) continued the availability of the Revolver and (2) made available to Borrower a $4,000,000 term credit facility (“Pennsylvania Loan”).

E. Thereafter the Department of Transportation of the Commonwealth of Kentucky (“Kentucky”) awarded Borrower a contract designated as Contract No. M-279343, dated March 14, 2001 (“Kentucky Contract”), which obliged Borrower to furnish a digital imaging system to be used to produce drivers’ licenses (“Kentucky System”).

F. Borrower requested that Lender provide term financing in the maximum amount of $3,200,000 (“Kentucky Loan”) for the Kentucky Contract. Lender approved the request. The parties then entered into a First Amendment of Amended and Restated Loan Agreement dated September 11, 2001 (“First Amendment”), pursuant to which Lender made available to Borrower the Kentucky Loan.

G. Borrower then requested that Lender temporarily increase the maximum borrowing available on the Revolver. Lender approved the request. The parties then entered into a Second Amendment of Amended and Restated Loan Agreement dated November 6, 2001 (“Second Amendment”), pursuant to which the maximum amount of the Revolver was increased from $4,000,000 to $7,000,000 through December 31, 2001.

H. By letter agreement dated January 7, 2002, the parties agreed to extend the expiration date of the Revolver to June 15, 2003.

I. Borrower thereafter was awarded the following contracts (“2002 Contracts”):

State/Agency	Contract Date/Number	System	Term

Connecticut Dept. of Information Technology (“Connecticut”)	April 24, 2002; No. B-00-012 (“Connecticut Contract”)	Driver’s licenses, etc. (“Connecticut System”)	April 24, 2008

Mississippi Dept. of Information Technology Services (“Mississippi”)	January 9, 2002; No. 33201 (“Mississippi Contract”)	Driver’s licenses (“Mississippi System”)	December 31, 2007

Rhode Island Dept. of Administration (“Rhode Island”)	June 24, 2002 (“Rhode Island Contract”)	Driver’s licenses (“Rhode Island System”)	June 24, 2007

J. Borrower then requested that Lender provide financing for the 2002 Contracts in the following amounts (“2002 Loans”):

Contract	Loan Amount

Connecticut Contract	$1,500,000 (“Connecticut Loan”)
Mississippi Contract	$1,800,000 (“Mississippi Loan”)
Rhode Island Contract	$1,200,000 (“Rhode Island Loan”)

K. Lender approved Borrower’s request, and the parties entered into a Second Amended and Restated Loan Agreement dated December 12, 2002 (“Second Restated Loan Agreement”), which replaced the First Restated Loan Agreement. Pursuant to the Second Restated Loan Agreement, Lender made the 2002 Loans.

L. Borrower then arranged with Lau Acquisition Corp. (“Lau”) for Lau to finance certain new contracts and to refinance certain other contracts. To accommodate that transaction, Lender and Borrower signed a First Amendment, dated May 30, 2003, of the Second Restated Loan Agreement.

M. Borrower recently requested that Lender (i) lend Borrower $3,000,000 (“New Loan”) and (ii) release temporarily $2,000,000 of the $5,000,000 of Borrower’s funds that are held by Lender pursuant to the Second Restated Loan Agreement. The purpose of Borrower’s requests is to finance its purchase of all of the stock of Trans Digital Technologies Corporation (“TDT”), such purchase (“TDT Purchase”) having been effected as of February 14, 2004.

N. Lender approved the foregoing requests on the terms and conditions set forth in this agreement and in the other documents signed on this date. Among such conditions is the requirement that the New Loan be secured by a senior security interest in Borrower’s contract with the State of Illinois, No. DS 01 98R, awarded June 2, 1997, as amended to date (“Illinois Contract”).

O. As a matter of administrative convenience, the parties wish to set forth in a single loan agreement their understandings concerning the Pennsylvania Loan, the Kentucky Loan, the 2002 Loans, and the New Loan (collectively “Loans”). That is the purpose of this agreement.

P. For good and valuable consideration, the receipt and adequacy of which each party acknowledges, Borrower and Lender agree as follows.

2. Status of this agreement. This agreement entirely supersedes the Original Loan Agreement, the First Restated Loan Agreement, the Second Restated Loan

Agreement, and the First Amendment thereof (“Prior Loan Agreements”). In all other surviving documents previously signed by Lender and Borrower, all references to any of the Prior Loan Agreements shall be construed to include this agreement, to the extent that the context permits.

3. [Reserved.]

4. Certain definitions. The following defined terms are used in this agreement.

A. “Loan Documents” means this agreement and all other instruments, agreements, and documents signed and delivered to Lender by any officer of Borrower, regardless of whether the same were or are signed and delivered before, upon, on or after the date of this agreement, in connection with any aspect of any of the transactions contemplated by this agreement, including without implied limitation all past, present, and future promissory notes, security agreements, lockbox agreements, and collateral assignments, together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions. A list of the Loan Documents as of the date of this agreement is attached to this agreement as Exhibit B.

B. “Related Documents” means all agreements and other documents signed and delivered to Lender between or among any third party and Lender and/or Borrower, regardless of whether such agreements and other documents were or are signed and delivered before, upon, or after the date of this agreement, in connection with any aspect of any of the transactions contemplated by this agreement, together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions, but excluding any participation agreements between Lender and another bank. A list of the Related Documents as of the date of this agreement is attached to this agreement as Exhibit C.

C. “Obligations” means all monetary and non-monetary obligations, whether of payment, performance, observance, or otherwise, owed to Lender by Borrower in connection with any or all of the transactions (i) referenced in this agreement, or (ii) contemplated or effected by the other Loan Documents and/or by the Related Documents, regardless of whether such obligations are now existing or hereafter arising liquidated or unliquidated, due or to become due, matured or unmatured, contingent or absolute, or joint, several, or joint and several.

D. Definitions of the following terms are stated elsewhere in this agreement:

Term	Section
2002 Contracts	1I
2002 Loans	1J
Acquisition	10B
Advance	5E
Beck Note	8A
Beck Security Agreement	8B
Breach Date	19
Connecticut Contract	1I
Connecticut Loan	1J
Connecticut System	1I
Contract Payments	7B
Cure Period	19
Customer	13
Customer Payments	15
Debt Service Liability	18D
Event of Default	24
FBCC	14A
Fiscal Monthly Close	21A
Identification Division	17
Indebtedness	18C
Illinois Contract	1N
Initial Business Information	22H

Term	Section
Initial Financial Statements	22F
Intercreditor Agreement	14B
Invest	10A
KEF	14A
Kentucky Loan	1F
Kentucky, Kentucky System, Kentucky Contract	1E
Lau	1L
Lau Loans	14A
Loans	1L
Lockbox Agreement	7B
Mississippi Loan	1J
Mississippi, Mississippi System, Mississippi Contract	1I
Modification	13A
New Collateral	13C
New Customer Contract	13A
New Loan	1M
New Note	5A
Notes	5G
Operating Cash Flow	18D
Pennsylvania Loan	1D
Pennsylvania, Pennsylvania System, Pennsylvania Contract	1C
Policy	12
Principal Agreements	22A
Prior Loan Agreements	2
Revolver	1B
Rhode Island Loan	1J
Rhode Island, Rhode Island System, Rhode Island Contract	1I
Second Restated Loan Agreement	1K
State Contract	7A
State Contract Payments	7B
Subordinated Debt	18B
Tangible Net Worth	18B
TDT	1M
TDT Purchase	1M
Third-Party Loans	24

5. New Loan. Subject to the terms and conditions of this agreement and the other Loan Documents, Lender agrees to make the New Loan.

A. Borrower’s indebtedness for the New Loan shall be evidenced by Borrower’s promissory note in the face amount of $3,000,000 dated the date of this agreement (“New Note”).

B. The proceeds of the New Loan shall be used only for the purposes set forth in Section 6 of this agreement. No material deviations from such purposes shall be made without Lender’s prior express written consent.

C. Lender and Borrower intend all of the Loans and all of the Loan Documents to constitute secured transactions governed by Article 9 of the Massachusetts Uniform Commercial Code. Without limiting the generality of the preceding sentence, the parties do not intend the Loans and the Loan Documents to constitute leases (or finance leases) governed by Article 2A of such Code.

D. Lender has informed Borrower (1) that Lender has funded the prior Loans, and may fund part or all of the New Loan, through its own borrowings, and (2) that any prepayment of any of the Loans by Borrower may cause Lender to incur actual losses or reduced profits with respect to such borrowings. Borrower agrees (i) that Lender may decide in its absolute and unfettered discretion whether to fund part or all of the New Loan through its own borrowings and (ii) that Borrower alone shall bear the risk that prepayment of any of the Loans may cause Lender to incur actual losses or reduced profits with respect to any such borrowings. The prepayment clause of each of the promissory notes that evidence Borrower’s indebtedness to Lender (“Notes”) shall be construed accordingly.

6. Use of the proceeds of the New Loan. Borrower shall use the proceeds of the New Loan only to finance the TDT Purchase.

7. Special provisions concerning all of the State Contracts.

A. Borrower warrants and represents to Lender (1) that the copies of the Pennsylvania Contract, Kentucky Contract, Connecticut Contract, Mississippi Contract, Rhode Island Contract, and Illinois Contract (“State Contracts”) attached to this agreement as collective Exhibit E are true and complete and (2) that the State Contracts (a) have not been modified or supplemented, except as disclosed in Exhibit E, (b) state the entire agreement of the parties, and (c) are in full force and effect. Borrower further warrants and represents to Lender (1) that Borrower has (and at all times will have) the personnel and the technical knowledge necessary for Borrower to perform all of its duties under the State Contracts, and (2) that with respect to the State Contracts, Borrower neither has made any misstatement of material fact nor has failed to disclose any material fact the omission of which would make any statement materially misleading. Borrower covenants and agrees with Lender (1) that without Lender’s prior express written consent, which shall not be unreasonably withheld or delayed, Borrower will not consent to any material modification, supplementation, or termination of any of the State Contracts, (2) that Borrower will deliver promptly to Lender a copy of every notice of a material nature concerning the State Contracts, (3) that Borrower immediately will notify Lender in writing of any circumstance or occurrence which arguably constitutes a material default by either party to any of the State Contracts, and (4) that in case of any default by Borrower on any of the State Contracts, Borrower shall cure the default promptly and shall take any and all other actions necessary to prevent termination of such contract.

B. Payments on State Contracts. Borrower acknowledges and agrees that one important condition of Lender’s willingness to make the New Loan is the protection of Lender’s senior security interest in all payments to be made to Borrower pursuant to the State Contracts (“State Contract Payments”). Borrower shall arrange with each party to the State Contracts, in a manner satisfactory to Lender, for all State Contract Payments to be sent directly to the lockbox account previously established pursuant to a certain Second Amended and Restated Lockbox Agreement dated December 12, 2002 between Lender and Borrower (“Lockbox Agreement”).

8. Matters concerning TDT.

A. In connection with the TDT Purchase, Borrower and TDT jointly issued to B.G. Beck an amended and restated $15,300,000 note dated as of the date of this agreement (“Beck Note”). Borrower represents that a true and complete copy of the Beck Note is attached to this agreement as Exhibit A. Borrower (1) shall not amend or replace the Beck Note without Lender’s prior express written consent, (2) shall not prepay the Beck Note without Lender’s prior express written consent, and (3) shall cause TDT not to prepay the Beck Note without Lender’s prior written consent, which in each case shall not be unreasonably withheld, delayed, or conditioned.

B. To secure the Beck Note, TDT has granted to the holder thereof (“Beck”) a security interest in a certain contract of TDT (“Beck Contract”) pursuant to a security agreement dated as of the date of this agreement (“Beck Security Agreement”). A true and complete copy of the Beck Security Agreement is attached to this agreement as Exhibit D. Borrower warrants to Lender that TDT will not amend or replace the Beck Security Agreement without Lender’s prior express written consent, which shall not be unreasonably withheld, delayed, or conditioned.

C. Payments on the Beck Note are subject to certain restrictions based in part upon TDT’s financial performance, as measured by various financial formulas set forth in the Beck Note. To ensure that such performance is not enhanced by transactions between Borrower and TDT, Borrower covenants and agrees that as long as any balance remains outstanding on the Beck Note, Borrower will not lend or otherwise advance any money to TDT and will not transfer any other assets to TDT.

D. Lender and Beck are parties to an Intercreditor Agreement dated as of the date of this agreement governing their respective security interests in TDT’s assets (“TDT ICA”). Any material violation of Lender’s rights under the TDT ICA shall constitute an Event of Default for purposes of this agreement.

8.1 Prohibition regarding advances to TDT. Even after the Beck Note has been paid in full, Borrower shall not lend or otherwise advance any money to TDT and shall not transfer any other assets to TDT.

9. Prohibition regarding dividends and distributions. Borrower covenants and agrees with Lender that it will neither (1) pay any cash dividends to any of its stockholders nor (2) make any other cash distribution to any of its stockholders.

10. Prohibition regarding loans, investments, and acquisitions.

A. Borrower covenants and agrees with Lender that except as provided in the next sentence Borrower will not Invest (as defined below) in any business organization. With Lender’s prior express written consent, which shall not be unreasonably withheld or delayed, Borrower may Invest a total of $250,000 per fiscal year in joint ventures in which Borrower is a joint venturer. In this Section 10, “Invest” means (i) to lend money, (ii) to guaranty another’s obligations, (iii) to purchase securities, or (iv) to acquire or agree to acquire any equity interest.

B. Acquisitions. Without Lender’s prior express written consent, which shall not be unreasonably withheld or delayed, Borrower shall not make any Acquisition. “Acquisition” means the purchase or other acquisition of all or substantially all the assets of (1) any business organization or (2) any separate division or unit of any business organization.

10.1 Subordinated debt. Borrower shall make no payments of principal on any debt that is subordinated to all or any part of the Obligations, and at any time when any Event of Default is outstanding Borrower shall make no payments of interest on any such subordinated debt.

11. Restriction on redemption of stock. Borrower covenants and agrees with Lender that except as provided in the next sentence it will not repurchase, redeem, or otherwise acquire (1) any shares of its common stock, whenever issued, or (2) any shares of its preferred stock issued after June 15, 2000. Pursuant to its profit-sharing plan Borrower may purchase not more than $200,000 per fiscal year of its common stock on the open market in the names of (or for the benefit of) its profit-sharing plan participants. Borrower further covenants and agrees that it will not repurchase, redeem, or otherwise acquire any shares of its preferred stock which were issued and outstanding on June 15, 2000 at any time when (1) an Event of Default is outstanding or when (2) there exists a circumstance or occurrence which with the passing of time or the giving of notice (or both) would constitute an Event of Default.

12. Key person life insurance. At all times while any of the Obligations remain outstanding, Borrower shall have in full force and effect through an insurer reasonably satisfactory to Lender a policy of insurance on the life of the person who then serves as its president (“Policy”). At all times the Policy (1) shall be owned by Borrower, (2) shall identify Borrower as its beneficiary, (3) shall have a death benefit of not less than One Million Dollars ($1,000,000), and (4) shall be assigned to Lender as security for the Obligations on terms and conditions satisfactory to Lender. No such assignment shall be considered complete until it has been acknowledged by the insurer.

13. Assurances concerning future customer contracts and other assets. Lender and Borrower wish to provide for the possibility that after the date of this agreement Borrower may (i) enter into new contracts to provide goods and/or services to customers (“Customers”) and/or (ii) acquire certain new property rights.

A. Except as provided in the next two sentences, Borrower shall not without Lender’s prior express written consent (1) enter into any new contract with a Customer (“New Customer Contract”) or (2) renew, modify, or supplement any existing Contract with a Customer (“Modification”), if it is reasonably likely that in the performance thereof Borrower would need to incur any indebtedness for borrowed money. Borrower may enter into any New Customer Contract without Lender’s prior express written consent (1) if it is not reasonably likely that in the performance of such contract Borrower will need to incur any indebtedness for borrowed money or (2) if the total of all such borrowings likely to be made in any one fiscal year on all New Customer

Contracts does not exceed One Million Dollars ($1,000,000). Borrower may enter into any Modification without Lender’s prior express written consent (i) if it is not reasonably likely that in the performance of such Modification Borrower will need to incur any indebtedness for borrowed money or (ii) if the total of all such indebtedness likely to be incurred in any fiscal year on all Modifications does not exceed Seven Hundred Fifty Thousand Dollars ($750,000). Whenever Lender’s consent is required under the provisions of this Section 13A, Lender shall notify Borrower of Lender’s decision within a reasonable time. By giving any consent under this Section 13A, Lender shall be deemed to have (i) consented to Borrower’s financing of the New Customer Contract or Modification through a third party (“Financing Organization”) and (ii) agreed to subordinate its security interest to a security interest of the Financing Organization in the New Customer Contract or Modification, provided that the Financing Organization enters into an intercreditor agreement on substantially the same terms as are included in the current Intercreditor Agreement (identified in Section 14 below).

B. Borrower agrees (1) to notify Lender at least fifteen days before entering into any New Customer Contract (other than routine modifications and routine change orders made in the ordinary course of business), (2) to provide Lender with such documents and information as Lender reasonably requests relating to the New Customer Contract, and (3) within thirty days after signing the New Customer Contract, unless the New Customer Contract is financed by a third party in accordance with all applicable provisions of this agreement and the other Loan Documents and the Related Documents, (a) to obtain from the other party to the New Customer Contract and to deliver to Lender a written consent and acknowledgment of Lender’s security interest and (b) to deliver to Lender such documents as Lender decides advisable to perfect its security interest in the New Customer Contract.

C. Borrower shall (1) notify Lender within five days after acquiring any property rights as to which Lender’s security interest arguably is not perfected by the financing statements and other documents then in existence (“New Collateral”), (2) shall sign and deliver to Lender within five days after Lender’s request such documents as Lender decides advisable to ensure the perfection of its security interest in the New Collateral, and (3) shall reimburse Lender within five days for such reasonable legal fees and expenses as Lender may incur in connection with the matters covered by this Section 13C. Nothing in this Section 13C shall be construed in derogation of Lender’s rights under any other provision of this agreement, the other Loan Documents, or the Related Documents.

D. Without Lender’s prior express written consent, Borrower shall not enter into (1) any contract with any foreign government or foreign government agency or (2) any contract from which a substantial portion of the revenues would be derived directly or indirectly from a geographical area outside the United States of America.

14. Intercreditor Matters.

A. Lender and Lau, together with a third party (“FBCC”), are parties to an Intercreditor Agreement dated as of May 30, 2003 (“Intercreditor Agreement”). The Intercreditor Agreement addresses the rights of Lender and Lau as to certain assets of Borrower. The Intercreditor Agreement arose from loans made by Lau to Borrower (“Lau Loans”) pursuant to a loan agreement and other legal documents dated as of May 30, 2003 (“Lau Loan Documents”). Borrower covenants and agrees with Lender not to amend, modify, or otherwise change the terms and conditions of the Lau Loan Documents in any way that is reasonably likely to have a materially adverse effect upon the value of Lender’s security interest in Borrower’s assets. Borrower (1) shall notify Lender in writing before signing any amendment, modification, or other document that materially affects the Lau Loan Documents, (2) shall notify Lender in writing before signing any new agreement with Lau that affects the Lau Loans, and (3) within five business days after such signing shall deliver to Lender a copy of all such instruments and all related documents.

B. Any material violation of Lender’s rights under the Intercreditor Agreement by Lau shall constitute an Event of Default under this agreement. Borrower covenants and agrees to notify Lender in writing immediately of any circumstance or occurrence that constitutes such a violation.

15. Customer Payments. Borrower acknowledges and agrees with Lender that one important condition of Lender’s willingness to make the Loans is the protection of Lender’s senior security interest in, and control of, all payments to be made by Customers to Borrower, except for payments on contracts as to which Lender’s security interest is junior to that of another party (“Customer Payments”). Borrower covenants and agrees with Lender that it will arrange with its Customers, in a manner satisfactory to Lender, for all Customer Payments to be delivered by the Customers to Borrower in accordance with the terms of the Lockbox Agreement.

16. Deposit account. Throughout the term of this agreement, Borrower shall maintain all of its principal bank accounts with Lender.

17. [Intentionally Omitted.]

18. Financial covenants. Subject to the provisions of Section 18G, Borrower covenants and agrees with Lender as stated below.

A. Profitability.

(1) As of the end of FY 2004. Borrower’s negative net income for its fiscal year ending in 2004 shall not exceed $500,000.

(2) FY 2005 and thereafter. Beginning with its fiscal year ending in 2005, Borrower shall have positive net after-tax income in every fiscal year.

B. Tangible Net Worth. As of the end of each fiscal quarter that ends after the date of this agreement, Borrower’s Tangible Net Worth shall be at least the applicable amount shown below. In this section 18B, the acronym “TNWPQ” means the greater of (x) Borrower’s minimum permissible Tangible Net Worth as of the end of the previous quarter, or (y) Borrower’s actual Tangible Net Worth as of the end of the previous quarter, as established herein. The acronym “EIPQ” means the sum of (1) eighty percent (80%) of the amount of equity raised by Borrower during the previous quarter and (2) eighty percent (80%) of Borrower’s net after – tax income for the previous quarter.

Fiscal Year 2004:

First quarter:	$14,000,000.00

Second quarter:	$15,300,000.00 plus EIPQ.

Third quarter:	TNWPQ nplus EIPQ plus $1,300,000.00

Fourth quarter:	TNWPQ plus EIPQ plus $1,400,000.00

Fiscal Year 2005 and every fiscal year thereafter:

TNWPQ plus EIPQ plus $1,500,000.

“Tangible Net Worth” means (a) Borrower’s net worth, less (b) the value of Borrower’s intangible assets, plus (c) the amount of Borrower’s Subordinated Debt. “Subordinated Debt” means the outstanding principal balance of all loans which are subordinated to the Obligations pursuant to subordination agreements to which Lender is a party.

C. Debt to worth ratio. As of the end of each fiscal quarter that ends after the date of this agreement, the ratio of Borrower’s Indebtedness to its Tangible Net Worth shall be no greater than (i) the amounts set forth below for fiscal years 2004 and 2005 and (ii) one to one (1.0:1.0) thereafter. In this Section 14, “Indebtedness” means the difference between (i) Borrower’s total liabilities and (ii) Borrower’s total Subordinated Debt.

End of first quarter of fiscal year 2004:	3.25:1.00

End of second quarter of fiscal year 2004:	3.00:1.00

End of third quarter of fiscal year 2004:	2.75:1.00

End of fourth quarter of fiscal year 2004:	2.20:1.00

End of first quarter of fiscal year 2005:	2.20:1.00

End of second quarter of fiscal year 2005:	1.50:1.00

End of third quarter of fiscal year 2005:	1.50:1.00

End of fourth quarter of fiscal year 2005:	1.00:1.00

D. Debt service coverage. As of the end of each fiscal quarter that ends after the date of this agreement, the ratio of (i) Borrower’s Operating Cash Flow to

(ii) its Debt Service Liability, shall be (iii) at least (x) the amount set forth below for fiscal years 2004 through 2006 and (y) one and four-tenths to one thereafter (1.40:1.00), except that if at any time before December 1, 2005 the Beck Note is prepaid, then in all subsequent quarters such ratio shall be not less than one and four-tenths to one (1.40:1.00).

End of first quarter of fiscal year 2004:	1.25:1.00

End of second quarter of fiscal year 2004:	1.25:1.00

End of third quarter of fiscal year 2004:	1.25:1.00

End of fourth quarter of fiscal year 2004:	1.00:1.00

End of first quarter of fiscal year 2005:	1.10:1.00

End of second quarter of fiscal year 2005:	0.95:1.00

End of third quarter of fiscal year 2005:	1.00:1.00

End of fourth quarter of fiscal year 2005:	1.10:1.00

End of first quarter of fiscal year 2006:	1.20:1.00

End of second quarter of fiscal year 2006:	1.25:1.00

End of third quarter of fiscal year 2006:	1.25:1:00

End of fourth quarter of fiscal year 2006:	1.40:1.00

“Operating Cash Flow” means Borrower’s earnings before deduction of income taxes, interest expense, amortization expense, and depreciation expense, less the sum of its (i) internally funded capital expenditures, (ii) income taxes, and (iii) dividends, all for the period being tested. “Debt Service Liability” means the sum of (x) all interest paid or payable by Borrower during the period being tested on all loans and capital leases for which the Borrower is liable, and (y) all current maturities of long term debt as of the end of the most recently ended quarter. A copy of the formula to be used for calculation of the foregoing covenant is attached to this agreement as Exhibit F. The ratio set forth in this Section 18D shall be tested (i) as of the end of the first quarter of 2004, only for that quarter; (ii) as of the end of the second, third, and fourth quarters of 2004, for the year 2004 to date; and thereafter for the four most recent quarters.

E. Capital expenditures.

(1) In no fiscal year shall Borrower’s capital expenditures exceed One Million Five Hundred Thousand Dollars ($1,500,000).

(2) Borrower shall make no single capital expenditure in excess of $250,000 without Lender’s prior express written approval, which shall not be unreasonably withheld or delayed. For purposes of this subsection (2), two or more closely related capital expenditures shall be treated as a single expenditure.

(3) In calculating its capital expenditures, Borrower shall (a) include payments due during the year on capital leases to the extent Borrower’s payment obligations were created during the year (whether through renewal, extension, or supplementation of a previously existing lease or through execution of a new lease) but shall (b) exclude the capitalized costs of systems which Borrower leases to or for its customers. A list of Borrower’s current capital leases, including the annual cost thereof, is attached to this agreement as Exhibit G.

F. Cash. As of the date of this agreement, Borrower has at least Three Million Dollars ($3,000,000) of Unencumbered Cash (defined below) on deposit with Lender. By September 30, 2004, such amount shall be at least Four Million Dollars

($4,000,000). As of November 30, 2004, and as of each Fiscal Monthly Close (defined in Section 21A(3)) thereafter, Borrower shall have at least Five Million Dollars ($5,000,000) of Unencumbered Cash on deposit with Lender. “Unencumbered Cash” means cash in which (i) Lender has a valid and perfected senior security interest, (ii) no person or entity other than Lau has or claims to have a junior security interest, and (iii) no person or entity other than Lender and Lau has or claims to have any claim or interest.

G. Special factors.

(1) The covenants set forth in Sections 18A, 18B, 18C, and 18D shall be calculated on the basis of the consolidated financial statements of Borrower and its subsidiaries.. Section 18E and 18F shall apply only to Borrower itself.

(2) Lender reserves the right to modify unilaterally, but reasonably and in good faith, the numerical portions of Sections 18B and 18C based upon its review of Borrower’s audited consolidated financial statements for fiscal year 2003.

19. Cure of financial covenant defaults. A breach of any covenant set forth in Section 18B, 18C, 18D, 18E, or (beginning with the first fiscal quarter to end after November 30, 2004) Section 18F of this agreement as of the end of any quarter of Borrower’s fiscal year (“Breach Date”) shall not constitute an Event of Default if (i) within forty-five days after the end of the fiscal quarter with respect to which the breach occurred (“Cure Period”), Borrower obtains either new equity investments or new debt, subordinated on terms reasonably satisfactory to Lender, which, had it been obtained as of the Breach Date, would have prevented the breach, (ii) before the end of the Cure Period, Borrower (a) notifies Lender of the foregoing actions and (b) provides Lender with such documents and information as Lender requests in connection therewith, (iii) Borrower accomplishes the foregoing actions without any violation of the terms and conditions of this agreement or any of the other Loan Documents, and (iv) no other Event of Default is outstanding at any time during the Cure Period. The foregoing provisions shall not apply to Section 18A.

20. Methodology for determining compliance with covenants.

A. Compliance with all the financial covenants in this agreement shall be determined from the financial statements submitted to Lender pursuant to this agreement, together with such other information as Lender obtains. Borrower shall ensure that such financial statements permit the ready and accurate calculation of all ratios and other components of the covenants. If Lender reasonably determines to its satisfaction that such financial statements do not fully or accurately report the information necessary to calculate such items, then Borrower shall appropriately revise or supplement the financial statements within ten days after Lender’s written request.

B. If there arises any uncertainty concerning the meaning or application of any term of any financial covenant, and if generally accepted accounting principles (“GAAP”) are applicable, then GAAP shall control. Otherwise Borrower agrees to accept Lender’s reasonable determination of the meaning and application of the terms of the covenants. If any uncertainty arises as to the proper interpretation, methodology, or other aspect of any financial statements, and if GAAP is applicable, then GAAP shall control. Otherwise Borrower agrees to accept Lender’s reasonable determination regarding the proper interpretation, methodology, or other aspect of the financial statements.

21. Reporting.

A. Borrower agrees to deliver to Lender the following reports and information on the following conditions and terms:

(1) Within forty-five days after the end of each quarter of each of Borrower’s fiscal years, internally prepared consolidated and consolidating financial statements of Borrower and TDT, each such statement to include a balance sheet, a statement of profit and loss, and a statement of cash flow;

(2) Within thirty days after the end of each of Borrower’s fiscal years, (a) an internally prepared business operating plan for Borrower as a whole and for TDT, for the upcoming fiscal year, including quarterly cash flow projections, and (b) a calendar for the upcoming fiscal year showing the dates on which, for Borrower’s internal purposes, Borrower plans to close its books each month during such year (each such monthly closing date being identified in this agreement as a “Fiscal Monthly Close”);

(3) Within one hundred twenty days after the end of each of Borrower’s fiscal years, a consolidated financial statement of Borrower and TDT for the fiscal year most recently ended, including a statement of profit and loss, a balance sheet, and a statement of cash flow, audited by BDO Seidman, LLP, or by another independent certified public accountant reasonably satisfactory to Lender, together with any management letter and all other letters, reports, and other documents given by such accountant to Borrower;

(4) Within ninety days after the end of each fiscal year of Borrower, internally prepared consolidated, unconsolidated, and consolidating financial statements of Borrower and TDT, each such statement to include a balance sheet, a statement of profit and loss, and a statement of cash flow;

(5) Within fifteen days after their filing, copies of all documents filed by Borrower with the Securities and Exchange Commission (including segment reporting (x) on a reviewed basis for quarterly statements and (y) on an audited basis for annual statements); and

(6) At the same times when reports are due to be delivered to Lender pursuant to the preceding clauses (2) and (5), the applicable Compliance Certificates in one of the forms attached to this agreement as collective Exhibit H, such forms to be certified by Borrower’s President, Treasurer, Chief Financial Officer, or Controller, together with a reasonable explanation of the assumptions and calculations made in preparing the Compliance Certificates.

B. All financial statements and reports submitted to Lender shall be in such form as Lender from time to time reasonably requests. If Lender reasonably requests additional information and/or documents pertaining to the business or financial affairs of Borrower, then such information and documents shall be supplied to Lender within ten days after Lender’s request.

C. Borrower agrees to allow Lender and its representatives to inspect and copy any and all books, records, and other documents and information (including information stored electronically) concerning its business and finances. Lender shall be given such access to such documents and information during business hours, upon reasonable notice, and with such frequency (but not more than twice per fiscal year, absent an Event of Default) as Lender in good faith decides advisable. Borrower shall cooperate with Lender during such inspections and shall instruct its representatives, employees, bookkeepers, and accountants also to cooperate with Lender.

D. At least quarterly, one or more senior officers of Borrower shall meet with Lender to assess Borrower’s operating performance and such other issues as Lender designates. Such meetings shall be held at times reasonably selected by Lender. At such meetings Borrower (1) shall provide Lender with all documents and information requested in good faith by Lender and (2) shall make available any employees, agents and consultants requested by Lender in good faith.

22. Standard representations and warranties. Borrower warrants and represents to Lender as follows.

A. Organization. Borrower has been duly organized under the laws of Delaware; it is in good standing under the laws of (a) Delaware, (b) Massachusetts, and (c) every other jurisdiction in which it does business; it has the power and authority (i) to own its assets, (ii) to operate its business as presently conducted, (iii) to enter into this agreement, the other Loan Documents, and the Related Documents (all collectively “Principal Agreements”) and (iv) to perform and observe its obligations under the Principal Agreements.

B. Authorization. The signing, delivery, and performance of the Principal Agreements (1) have been duly authorized by all required votes and other actions of Borrower and its stockholders and directors, (2) do not and will not contravene any law or regulation, (3) are in accord with Borrower’s articles of organization, bylaws, and all other governing documents, and (4) do not and will not constitute a violation of, or a default under, any agreement, instrument, judgment, order, decree, permit, license, or undertaking binding upon Borrower or any of its assets, nor will the same result in the creation (other than in favor of Lender) of any mortgage, pledge, security interest, lien, encumbrance, or charge upon any of Borrower’s assets.

C. Valid and binding obligations. The Principal Agreements and all of their terms and conditions are valid and binding obligations of Borrower and are enforceable in accordance with such terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

D. Approvals. Except as set forth in Exhibit I, attached, Borrower’s signing, delivery, and performance of its obligations under the Principal Agreements do not require any approval, consent, filing, or registration with (1) any government or governmental agency or authority, or (2) any non-governmental entity or person.

E. Ownership of collateral. Subject to the provisions of the Intercreditor Agreement, at the time the Borrower mortgages, pledges, assigns, or otherwise transfers to Lender as collateral any interest in any property (1) Borrower is and shall remain the lawful owner of such interest; (2) Borrower now has and always shall retain the right to mortgage, pledge, assign, or otherwise transfer such interest; (3) no such interest now is, or shall be, mortgaged, pledged, assigned, or otherwise transferred to any person other than Lender, or in any way encumbered, without Lender’s prior express written consent, and (4) Borrower shall defend the same against the claims and demands of all persons. This Section 22E shall not be construed to bar Borrower from granting licenses or sublicenses in the ordinary course of business.

F. Initial financial statements. In entering into this agreement Lender has relied upon Borrower’s unaudited consolidated financial statements for the period ending December 31, 2003(“Initial Financial Statements”). The Initial Financial Statements (a) were prepared in accordance with GAAP and (b) fairly presented (i) the financial condition of Borrower and (ii) the operation of Borrower’s business. As of the date or dates of the Initial Financial Statements, Borrower had no material indebtedness or other material liabilities, debts, or obligations whether accrued, absolute, contingent, or otherwise, whether due or to become due, including but not limited to liabilities or obligations on account of taxes or other governmental charges, other than those reflected in the Initial Financial Statements.

G. Changes. Since the date or dates of the Initial Financial Statements there have been no changes in the assets, liabilities (contingent or otherwise), financial condition, operations, prospects, or business of Borrower, the effects of which have been materially adverse, individually or in the aggregate, except as disclosed in writing to Lender Borrower (1) owns assets having a fair salable value in excess of the amount required to pay the probable liability on its existing and anticipated debts and other obligations, and (2) has access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature.

H. Accuracy of Other Financial and Business Information. In addition to the Initial Financial Statements, Borrower has given Lender various documents concerning its financial position, business operations, business prospects, and related matters, all of which are identified on the attached Exhibit K (“Initial Business Information”). All the Initial Business Information is true and accurate in all material respects. Borrower has disclosed to Lender all information which is reasonably necessary to make the Initial Business Information, together with the Initial Financial Statements, not misleading as to Borrower’s finances, business, and prospects.

I. Events of Default. As of the date of this agreement, no Event of Default exists, and no circumstance or condition exists which, but for the passage of time or the giving of notice, or both, would constitute an Event of Default.

J. Taxes. Borrower has filed all federal, state, and other tax returns which it is required to file and either has paid in full all required taxes, assessments, and other governmental charges or has established adequate reserves for any taxes which it is contesting. Borrower has established adequate reserves for the payment of all federal, state, and other tax liabilities not yet due and payable.

K. Litigation. Except as disclosed on Schedule L, attached, there is pending or threatened against Borrower no litigation, proceeding, or governmental investigation, administrative or judicial, which if decided adversely might have a materially adverse effect on Borrower’s business, properties, or condition (whether financial or otherwise) or on its ability to perform its obligations under the Principal Agreements.

L. Margin rules. No portion of the Loan is being or will be used to purchase or carry any “margin security” or “margin stock” as such terms are used in Regulations G and U of the Board of Governors of the Federal Reserve System, or to extend credit to others for such purposes. Borrower is not engaged principally in, or has one of its important activities, the business of extending credit to purchase or carry any such margin security or margin stock. If requested by Lender, Borrower will furnish Lender with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in such Regulations.

M. ERISA. (1) No “Employee Benefit Plan” (as such term is defined in the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as the same have been or shall be amended [“ERISA”]) from time to time maintained by Borrower (individually a “Plan” and collectively the “Plans”) or trust created thereunder, or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) which would subject such Plan or Plans or any benefits vested under any such Plan or Plans (individually the “Pension Plan” and collectively “Pension Plans”) or any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or Pension Plan, to a tax or penalty on prohibited transactions imposed by Section 4972 of the Internal Revenue Code (“Code); (2) no Pension Plan, Plan, or trust created thereunder has been terminated, and there have been no reportable events (as that term is defined in Section 4043 of ERISA) since the effective date of ERISA; (3) no Pension Plan, Plan, or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 422(a) of the Code) whether or not waived, since the effective date of ERISA; and (4) Borrower is not now and never has been a party to any multi-employer pension or benefit plan.

N. Compliance. Borrower possesses all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow it to own and operate its business without any violation of law or of the rights of others. Borrower is duly authorized, qualified, licensed under, and in compliance with, all laws, regulations, authorizations, and orders of public authorities to the extent that the same are necessary or applicable to the ownership and operation of its business.

O. Hazardous materials. Borrower has not violated any local, state, or federal law or regulation relating to the storage, generation, use, transportation, treatment, or disposal of solid wastes, and no such violation has occurred at any time at, on, or from any real estate ever owned by Borrower or any predecessor in interest of Borrower. There has occurred no spill, discharge, leak, emission, injection, escape, dumping, or release of any kind of any toxic or hazardous substances as defined under any applicable local, state, or federal laws or regulations on any such real estate or into the environment surrounding any such real estate other than those releases of waste water or air emissions permissible under such laws or regulations or allowable under valid permits held by Borrower or any predecessor in interest. Borrower has no knowledge of any facts which could form a basis for any liabilities, damages, obligations, losses, or expenses relating to any such environmental conditions. Borrower has received no notice of responsibility or other notice or demand relating to any alleged violation of any law or regulation relating to hazardous substances or environmental conditions.

P. Accuracy of books and records. All books and records of Borrower accurately reflect in all material respects all matters and transactions which should be reflected therein.

Q. No Subsidiaries. Except as set forth in Exhibit M, Borrower (1) has no wholly owned subsidiaries and (2) has no investments in the stock or securities of any other corporation, firm, partnership, trust, or other entity.

R. Insurance. Borrower now maintains and always has maintained insurance coverage against such risks and in such amounts as is reasonably necessary to protect its assets against all reasonably foreseeable claims for property damage, personal injury, and other risks.

23. Standard Covenants. Borrower covenants and agrees with Lender that as long as any of the Obligations remains to be paid or performed:

A. Legal existence and good standing. Borrower will maintain its legal existence and good standing in the state of its organization. Borrower will maintain its qualification to do business in every other state in which it is currently qualified. Borrower will qualify to do business in every other state in which such qualification becomes required by law and thereafter will maintain such qualification.

B. Conduct of Business. Borrower will duly observe and comply in all material respects with all applicable laws and all requirements of any governmental authorities relative to its assets and to the conduct of its business. Borrower will obtain, maintain, and keep in full force and effect, all authorizations, approvals, consents, franchises, restrictions, licenses, permits and other rights and privileges necessary to the proper conduct of its business.

C. Losses and disputes regarding collateral. Borrower immediately will notify Lender of any event materially adversely affecting any material part of Lender’s collateral or the value or amount thereof.

D. Maintenance and insurance of assets; other insurance. Borrower will insure its assets against such hazards and liabilities, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender. Borrower will maintain insurance against such other risks and liabilities, including liability for property damage and personal injury, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender. From time to time on Lender’s request, and without any request at least thirty days before any insurance policy is due to expire, Borrower will provide Lender with certificates of the foregoing insurance policy or policies.

E. Taxes. Borrower will pay or cause to be paid:

(1) All taxes, assessments, and other governmental charges on or against it or its properties prior to such taxes becoming delinquent, unless such tax, assessment, or charge is being contested in good faith by proper legal proceedings and adequate reserves have been established and maintained therefor;

(2) All excise, sales, and other taxes or charges which become due and payable with respect to any sale or other transaction giving rise to any account receivable or other right to the payment of money or with respect to the collection thereof.

F. Limitations on indebtedness. Borrower shall not incur any New Indebtedness without Lender’s prior express written consent. “New Indebtedness” includes any actual or contingent liability arising after the date of this agreement from (1) an extension of credit, (2) a guaranty of another’s indebtedness or obligations, or (3) any other consensual transaction which creates in Borrower a direct or indirect obligation of future payment; New Indebtedness does not include, however, (i) indebtedness incurred in financing a New Customer Contract or a Modification, provided that such financing is permissible under Section 13A, (ii) indebtedness to vendors incurred in the ordinary course of business, provided that (a) the vendor’s invoice is payable within ninety (90)

days after the delivery of the goods or services, and (b) Borrower’s payment of the invoice is not more than thirty (30) days overdue, unless Borrower is disputing the invoice in good faith, and (iii) indebtedness owed to Lender.

G. Restrictions on liens. [Intentionally omitted in favor of other Loan Documents.]

H. Restrictions on guarantees. [Intentionally omitted in favor of Section 10A and Section 23F.]

I. ERISA Compliance. Neither Borrower nor any Pension Plan of Borrower will:

(1) engage in any prohibited transaction (as defined in ERISA);

(2) incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code or Section 302 of ERISA), whether or not waived; or

(3) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower.

J. Pension Plans.

(1) With respect to any Pension Plan the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation (the “PBGC”), Borrower shall:

(a) Fund each Pension Plan as required by the provisions of Section 412 of the Code and Section 302 of ERISA;

(b) Cause each Pension Plan to pay all benefits when due in accordance with applicable law; and

(c) Furnish to Lender (i) written notice of the occurrence of a Reportable Event (as such term is defined in Section 4043 of ERISA), such notice to be given promptly, but in any event within five (5) days of the occurrence of a Reportable Event with respect to a Pension Plan; (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 4122 of the Code and Section 302 of ERISA, such copy to be furnished not later than the date of submission of the request to the Department of Labor or to the Internal Revenue Service (the “IRS”), as the case may be; (iii) a copy of any notice of intent to terminate any Pension Plan, such copy to be furnished no later than the date of submission to the PBGC; and (iv) notice that Borrower will or may incur any liability to or on account of a Pension Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, such notice to be given within the ten (10) days after Borrower knows or has reason to know thereof. Any notice to be provided to Lender under this Section shall include a certificate of Borrower’s chief financial officer setting forth details as to such occurrence and the action, if any, which is required or proposed to be taken, together with any notices required or proposed to be filed with or by Borrower, the PBGC, the IRS, the trustee, or the plan administrator with respect thereto.

(2) Borrower shall furnish to Lender, no later than fifteen (15) days after the date of filing, a copy of the annual report of each Pension Plan or Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor.

K. Notification of default. Within five (5) business days after becoming aware of the existence of any condition or event which with or without the giving of notice or the passage of time, or both, would cause or constitute an Event of Default, Borrower shall give Lender written notice thereof, specifying the nature of the matter and the action being taken or proposed to be taken with respect thereto.

L. Notification of litigation. Borrower shall notify Lender in writing of any litigation commenced against it and of any proceeding commenced against or concerning it by any governmental agency or authority, if there is any reasonable likelihood that such litigation or proceeding, singly or in combination with others, reasonably might be expected to have a material adverse effect upon it. Such notice shall be given within five business days after the commencement of the action or proceeding.

M. Notification of material adverse change. Borrower shall notify Lender within five business days after there occurs or arises any circumstance or event which might reasonably be expected to constitute or cause either a material adverse change in its financial or business condition or a material diminution in the value of its tangible or intangible property.

N. Maintenance of books and records. Borrower will keep adequate records and books of account, in which true and complete entries will be made reflecting all of the material business and financial transactions relating to its business and its assets.

O. Inspection by Lender. Borrower will permit Lender from time to time on reasonable notice to inspect its facilities, assets and business records and to copy any business records selected by Lender.

P. Further assurances. Borrower shall sign and deliver such additional documents, instruments, and other papers, and shall take all such actions, as

Lender reasonably requires to assure to Lender its rights under this agreement and the other Loan Documents and to carry into effect the provisions and intent of this agreement.

Q. Environmental regulations and hazardous materials. Borrower will comply in all material respects at all times with any and all applicable federal, state, and local laws, rules, orders, and regulations governing hazardous materials, hazardous wastes, or oil as defined in any local, state, or federal laws, rules, orders, and regulations; and will otherwise comply in all material respects with all laws and regulations relating to pollution control in all jurisdictions in which it operates.

R. Merger and consolidation. Borrower shall not consolidate with or merge with or into any other corporation or other entity.

S. Performance of Other Contracts. Borrower shall perform and observe all of its material duties and obligations under its present and future contracts and agreements with customers, lenders, lessors, lessees, and other persons and organizations.

24. Events of Default. An event of default under this agreement (“Event of Default”) shall be:

(a) any violation, breach, non-compliance, or failure by or as to Borrower with respect to any duty, obligation, agreement, covenant, warranty, representation, or other undertaking set forth in this agreement, if the same has continued beyond the expiration of any expressly applicable cure period or grace period, unless all four of the following occur: (i) this agreement provides no specific grace period, (ii) in Lender’s good faith opinion the occurrence or circumstance is readily curable by Borrower, (iii) Borrower promptly commences to effect a cure, and (iv) Borrower completes the cure to Lender’s reasonable satisfaction within the shortest reasonable period, which shall not exceed thirty days after the Event of Default first arose or occurred;

(b) any other event, circumstance, or occurrence which is specifically designated in this agreement as an Event of Default;

(c) any default or event of default by or as to Borrower under any of the other Loan Documents or the Related Documents, if the same has continued beyond the expiration of any expressly applicable cure period or grace period;

(d) any event, circumstance, or occurrence which constitutes a default under the terms of (i) any other loan or credit facility made or extended to Borrower by Lender after the date of this agreement, (ii) the Beck Note or the Beck Security Agreement, (iii) any loan or other credit facility extended to Borrower at any time by Lau or by any other person or entity other than Lender, including not only loans and credit facilities in existence on the date of this agreement but also loans and credit facilities extended to Borrower hereafter (collectively “Third-Party Loans”), if the sum of the balance due on such loan, plus the balance due on all other Third-Party Loans as to which Borrower is in default, exceeds $250,000, or (iii) any lease of any nature in which Borrower is the lessee and the sum of the balance remaining to be paid by Borrower, plus the balance remaining to be paid by Borrower on all other leases on which Borrower is in default, exceeds $250,000, whether such lease now exists or comes into existence hereafter, unless such lease default is cured completely in accordance with the terms of the governing documents; or

(e) any material adverse change in Borrower’s financial condition, as determined in good faith by Lender; or

(f) the termination of any of the State Contracts.

24.1. Past waivers of Events of Default. The parties mutually acknowledge that Lender previously has waived certain Events of Default that arose under the Prior Loan Agreements. Without limiting the generality of Section 27H of this agreement (concerning waivers by Lender), Borrower acknowledges and agrees (a) that no such past waivers shall oblige Lender to grant any waiver in the future and (b) that all provisions of this agreement and the other Loan Documents are in full force and effect and shall not be deemed waived by any prior dealings or course of conduct.

25. Certain waivers. EACH OF LENDER AND BORROWER HEREBY WAIVES AND RELEASES IRREVOCABLY ITS RIGHTS (1) TO HAVE A TRIAL BY JURY IN ANY ACTION TO WHICH LENDER AND BORROWER ARE PARTIES, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, AND (2) TO ASSERT IN ANY SUCH ACTION ANY CLAIM FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, AND ANY OTHER DAMAGES WHATSOEVER OTHER THAN ACTUAL DAMAGES. In this section the terms “Lender” and “Borrower” include all the parties’ stockholders, directors, officers, employees, attorneys, and agents. This section is intended by Lender and Borrower to apply with full force and effect to all of the Loan Documents as if it were set forth in full in each one of the Loan Documents.

26. Indemnity. Borrower shall indemnify Lender against, and hold Lender harmless from, any and all losses, damages (whether compensatory, punitive, or otherwise), liabilities, claims, causes of action (whether legal, equitable, or administrative), judgments, court costs, and legal or other expenses (including reasonable attorneys’ fees) which Lender may suffer or incur as a direct or indirect consequence of (a) Lender’s performance of this agreement or any of the other Loan Documents or any of the Related Documents, including, without limitation, Lender’s exercise or failure to exercise any rights, remedies, or powers; (b) Borrower’s failure to perform any of Borrower’s obligations as and when required by this agreement or by any of the other Loan Documents or the Related Documents, including, without limitation, any failure, at any time, of any representation or warranty of Borrower to be true and correct and any failure by Borrower to satisfy any condition; (c) any claim or cause of action of any kind by any person or entity to the effect that Lender is in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability or otherwise; (d) any act or omission by Borrower or any other person or entity, with respect to any of the State Contracts; or (e) any claim or cause of action of any kind by any person or entity which would have the effect of denying Lender the full benefit or protection of any provision of the Loan Documents or the Related Documents. Lender’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired, or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive, or subject to any other classification, or that Lender is directly or indirectly responsible under any theory of any kind, character, or nature for any act or omission by Borrower or any other person or entity except Lender. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify Lender with respect to any intentional tort, gross negligence, or act of bad faith which Lender itself is determined by the judgment of a court of competent jurisdiction to have committed. Borrower shall pay any indebtedness arising under this Section 26 to Lender immediately upon demand by Lender. Borrower’s obligations under this Section 26 shall survive the termination of this agreement.

27. Miscellaneous.

A. Costs. Borrower shall reimburse Lender on demand for all costs and expenses, including without limitation Lender’s reasonable legal fees, incurred by or on behalf of Lender in connection with (1) the closing of the transactions contemplated by this agreement, (2) the future amendment of this agreement or any of the other Loan Documents, (3) the negotiation or other resolution of any uncertainty, dispute, or controversy arising from or connected with the transactions contemplated by this agreement, and (4) the enforcement of any rights or remedies which are made available to Lender by the specific terms of this agreement, by the specific terms of any of the other Loan Documents, or by law. The costs and expenses covered by this Section 27A shall include, without implied limitation, all costs and expenses incurred by Lender (including reasonable legal fees) in connection with any bankruptcy case, bankruptcy proceeding, or other bankruptcy matter in which Borrower is a debtor, regardless of the capacity or capacities in which Lender is involved in any such bankruptcy. Nothing in this Section 27A shall be construed to limit Lender’s rights or Borrower’s obligations under any other provision of this agreement.

B. Termination. This agreement shall terminate when the Loans have been paid in full, but Sections 26 and 27A shall survive termination.

C. Modification. This agreement may be amended only in a writing which is signed by both parties to this agreement and is designated as an amendment of this agreement.

D. Governing law; venue. This agreement has been negotiated and signed in Massachusetts, and it will be administered primarily in Massachusetts. All parties have relied upon the applicability of the internal laws of Massachusetts. Accordingly, this agreement shall be interpreted and enforced in accordance with the internal laws of Massachusetts, without giving effect to any law or doctrine which would dictate application of the law of another state. The parties further agree that Massachusetts is the proper venue for any action by Borrower arising from or relating to the Obligations. Accordingly, Borrower covenants and agrees with Lender (a) not to commence against Lender any action in any court sitting outside Massachusetts, (b) not to seek to transfer to any court sitting outside Massachusetts any action commenced in Massachusetts, and (c) not to oppose on grounds of improper venue or forum non conveniens any action commenced by Lender in a court sitting in Massachusetts. Borrower acknowledges that the provisions of this section warrant enforcement in equity.

E. Binding effect. This agreement is binding upon the successors and assigns of both parties, and it inures to the benefit of such successors and assigns.

F. Severability. Even if one or more provisions of this agreement are determined by a court to be invalid or unenforceable, the remaining provisions of this agreement nevertheless shall continue in effect.

G. Remedies cumulative. All rights and remedies afforded Lender by this agreement are cumulative; none shall be construed to limit or impair any rights or remedies afforded Lender by the other Loan Documents or by law.

H. No waiver. No failure to act, omission, or forbearance by Lender to exercise its rights under any or all of the Loan Documents shall constitute a waiver by Lender of such right, regardless of how long such failure to act, omission, or forbearance continues, unless Lender expressly waives such right in writing. No waiver by Lender of any in one instance shall constitute a waiver in any other instance unless Lender expressly so states in writing.

I. Corrections. Borrower agrees to sign and deliver to Lender such instruments as Lender reasonably requests to correct any of the Loan Documents which Lender reasonably determines needs correction. Lender shall bear all its own expenses in connection therewith.

J. No assignment. None of Borrower’s rights under this agreement may be assigned, pledged, or otherwise transferred, nor may any of Borrower’s duties be delegated.

K. No Third Parties Benefited. This agreement is entered into for the sole protection and benefit of Lender and Borrower and their permitted successors and assigns. No other person or entity shall have any right of action under this agreement.

L. Notices. All notices given under this agreement shall be given in writing and shall be deemed served upon (1) actual receipt by the addressee or (2) if mailed, upon the expiration of seventy-two (72) hours after deposit in United States Postal Service by certified mail, postage prepaid, addressed to the address of Borrower or Lender appearing below, which addresses may be changed by notice given in the same manner:

Borrower:	Lender:
30 Porter Rd.	390 Main Street
Littleton, MA 01460	Worcester, MA 01608
Att: Chief Financial Officer	Att: Senior Loan Officer

Copies of all notices shall be sent to counsel, but the failure to send such a notice shall not affect its validity.

M. Relationship of Parties. The relationship of Borrower and Lender is, and shall at all times remain, solely that of borrower and lender.

N. Entire agreement. This agreement and the other Loan Documents set forth the parties’ entire understanding, superseding all prior negotiations, promises, and agreements except as set forth in a certain Confidentiality Agreement dated March 10, 2000.

O. Nondisclosure agreement. Borrower and Lender are parties to a certain “Standard Nondisclosure Agreement” dated March 10, 2000 (“Nondisclosure Agreement”), which restricts Lender’s dissemination of certain documents and information. Borrower acknowledges that Lender is obliged to disclose fully to any Participant all material facts in Lender’s possession concerning the Loans. Borrower agrees that Lender’s disclosures to any Participant shall not constitute a violation of the Nondisclosure Agreement provided the Lender (i) provides each Participant with a copy of the Nondisclosure Agreement and (ii) obtains from each Participant a written undertaking to the effect that the Participant agrees to abide by the provisions of the Nondisclosure Agreement. Lender shall not be obliged, however, to give Borrower a copy of any Participant’s written undertaking.

P. Affirmation. Borrower and Lender hereby affirm and ratify each of the previously executed Loan Documents and Related Documents that are intended to survive the execution of this agreement.

Signed as a sealed instrument February 27, 2004.

Witnesses:	Parties:
Commerce Bank & Trust Company

/s/ Dale Harger	By:	/s/ Leonard T. Anctil
Leonard T. Anctil, Vice President

Viisage Technology, Inc.

/s/ Elliot J. Mark	By:	/s/ William K. Aulet
William K. Aulet,
Chief Financial Officer

Index of Exhibits

A.	Beck Note.

B.	Loan Documents (Section 4A).

C.	Related Documents (Section 4B).

D.	Beck Security Agreement.

E.	State Contracts (Section 7A).

F.	Debt service coverage formula (Section 18D).

G.	Capital leases (Section 18E).

H.	Compliance Certificates (Section 21A).

I.	Consents and Approvals (Section 22D).

J.	[Reserved.]

K.	Initial Business Information (Section 22H).

L.	Litigation (Section 22K).

M.	Interests in other entities (Section 22Q).

45